Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (i) on Form S-3 (No. 333-108765) and in the related Prospectus; (ii) on Form S-8 (No. 333-101681) pertaining to the 1996 Stock Option Plan; and (iii) on Form S-8 (No. 333-104461) pertaining to the 2003 Incentive Plan of One Liberty Properties, Inc., of our reports dated March 13, 2008, with respect to the consolidated financial statements and schedule of One Liberty Properties, Inc. and the effectiveness of internal control over financial reporting of One Liberty Properties, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

New York, New York
March 13, 2008